EXHIBIT 99.1
News Release

FOR ADDITIONAL INFORMATION:
Media Relations:	Investor Relations:
Ken Gordon	David Neuberger
(614) 790-1832	(859) 815-4454
kdgordon@ashland.com	daneuberger@ashland.com

FOR IMMEDIATE RELEASE
March 16, 2011

Ashland Inc. board announces
$400 million stock repurchase program,
intends to increase annual dividend

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) announced today that its board of directors approved a $400 million stock repurchase program. Under the program, the company's common shares will be purchased through a combination of a 10b5-1 automatic trading plan and discretionary purchases on the open market or in privately negotiated transactions. The amount and timing of any purchases will depend on a number of factors, including trading price, trading volume and general market conditions.
In addition, the board intends to increase the annual dividend to 70 cents per share from its current annual rate of 60 cents per share, commencing with the June 15 dividend payment.
"The implementation of this stock repurchase program reflects our view that the market has not yet fully recognized the value of Ashland today," said James J. O'Brien, Ashland's chairman and chief executive officer. "This program and the contemplated dividend increase enable us to continue rewarding shareholders in a variety of ways, while retaining the financial flexibility to support our existing growth plans. These actions provide yet another indication of the board's confidence in Ashland's overall strategy and enhanced cash-generating capabilities."
As of Dec. 31, 2010, there were 79,040,152 shares of Ashland common stock outstanding.
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive,  construction, energy, personal care, pharmaceutical, tissue and towel, and water treatment. Visit www.ashland.com to see the innovations we offer through our five commercial units – Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon a number of assumptions, including those mentioned within this news release. Other risks and uncertainties include those that are described in filings made by Ashland with the Securities and Exchange Commission, including its most recent Forms 10-K and 10-Q, which are available on Ashland’s website at http://investor.ashland.com or at www.sec.gov. Ashland believes its expectations are reasonable, but cannot assure they will be achieved. Forward-looking information may prove to be inaccurate, and actual results may differ significantly from those anticipated. Ashland is not obligated to subsequently update or revise the forward-looking statements made in this news release.